PERSONAL AND CONFIDENTIAL

May 23, 2014

Michael J Rapport

President

Evans Brewing Company Inc.

2000 Main Street

Irvine, CA 92614

Dear Mr. Rapport,

This letter agreement (the "Agreement") will confirm the understanding and agreement between Tech Associates, Inc (“the Consultant”) with principal offices at the address of 75 Broadway Street, Suite 202, San Francisco, CA 94111 and Evans Brewing Company Inc. (“the Client”) with its principal offices located at 2000 Main Street, Irvine, CA 92614.

W I T N E S S E T H:

WHEREAS, the Company desires to engage Tech Associates, Inc to provide consulting services as specifically enumerated below commencing as of the date hereof related to its “Going Public” transaction:, review of its financial structure, its process, connecting and supervising certain third party groups such as a qualified SEC legal counsel, a qualified PCAOB auditor, an Edgar/XBRL filer, a qualified market maker(s), transfer agent, and assisting in applying for DTC eligibility status, as well as collaborate with the selected market maker for 15c211 application with FINRA, and with its planned private placement memorandum, development of its market valuation basis, connection to investment groups/firms and if necessary, and (each as hereafter defined below), all on a on a best efforts basis and Tech Associates, Inc desires to so be engaged.

NOW THEREFORE, for and in consideration of the covenants set forth herein and the mutual benefits to be gained by the parties hereto, and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties hereto hereby agree to be legally bound as follows:

ENGAGEMENT:

With the execution of this Agreement, the Client, will engage the Consultant to deliver the following: “Going Public” transaction:, review of its financial structure, its process, connecting and supervising certain third party groups such as a qualified SEC legal counsel, a qualified PCAOB auditor, an Edgar/XBRL filer, a qualified market maker(s), transfer agent, and assisting in applying for DTC eligibility status, as well as collaborate with the selected market maker for 15c211 application with FINRA, and with its planned private placement memorandum, development of its market valuation basis, connection to investment groups/firms. Additionally, the Consultant reserves the right to hire third party groups to fulfill its agreement with the Client and upon such arrangement; the Client will be responsible for any expenses incurred by any third party group used to facilitate the performance of this agreement. The Client understands and agrees that all services below will be performed upon a best efforts basis:

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I. Supervising third party groups such as a qualified SEC legal counsel, a qualified PCAOB auditor, an Edgar/XBRL filer, a qualified market maker(s), and transfer agent.

a. The Consultant will work closely with a qualified SEC legal counsel to assist in the entire going public process which includes the S-1 Resale Registration Statements for the entity in order to allow for free trading share status for existing shareholders.  Additionally, the Client will engage SEC legal counsel and other third party individuals for ongoing Exchange Act filing requirements.

b. All of these third party groups are independent of the Consultant and all expenses incurred by these third party groups will be paid for by the Client.

c. The Consultant will introduce a qualified PCAOB auditor as well as coordinate required financial statements from each entity to the auditor. Each entity will provide audited financial statements according to US GAAP standards for up to two (2) year’s or from inception, whichever is longer. If the entity does not have financial statements or operations prior to merging with the SEC 10-12G shell company, the auditor will rely on the audited financials within the SEC 10-12G shell company.

d. The Consultant will introduce a qualified Edgar/XBRL filer to provide the entities with Edgar access and Exchange Act filing requirements.

II. Introduction and working with a qualified market maker(s), and transfer agent.

a. The Consultant will introduce a qualified market maker and transfer agent to help the Client secure services to facilitate trading on the OTC Bulletin Board/OTC Markets. The market maker for a fee will also sponsor the Client’s entities for a 15c211 filing with FINRA as well as for DTC eligibility. While the market maker will be the primary facilitator for both, the Consultant will work to support the market maker with the applications.

b. The Consultant will introduce a qualified transfer agent to the Client.

III. Development of a Private Placement Memorandum (PPM) and valuation assessment, connection to investment groups/firms for new capital.

a. The Consultant will help supervise and produce the Private Placement Memorandum (PPM) and assist with creating a reasonable market valuation for the company with the Client. The Consultant will also help with introductions and connections with investment groups/firms for new capital pursuant to the Client’s strategy to fund capital expenses as a publicly- traded company.

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1.	Scope of Services: In connection with the Engagement hereunder, Tech Associates, Inc will perform the following services (“Services”) on a best efforts basis (see ENGAGEMENT )

Any additional work and expenses that are necessary in order to carry out the Consultant’s task, or other fees, charges and supporting issues will be paid for by the Client.

2.	Term: The initial term of the Engagement hereunder shall be for twelve (12) months from the date of execution of this letter agreement. After the twelve month period is completed, the term will be set as ongoing. Either party shall have the right to terminate the agreement for any reason if such party is not satisfied with the relationship between the parties or there is a significant dispute between them. At any time after the expiration of the initial term, either party may terminate the Engagement hereunder by giving the other party at least 30 days prior written notice.

3.	Consideration: As consideration for the services rendered by the Consultant, hereunder,

•	Compensation: The Client will pay the Consultant, $2,000 (Two Thousand Dollars), per month, at the execution of this Agreement, via bank wire. The monthly fee will be paid on the 1st day in each month of the twelve month agreement. In addition, the Client will pay the Consultant, 2,500 (Two Thousand Five Hundred) shares of its common stock of Evans Brewing Company Inc. Delaware, per month, payable in advance for the term of the agreement with a claw back provision (see claw back)

•	Expense Reimbursement: The Client agrees to cover all travel expenses in advance on behalf of the Consultant, all other approved expenses will be reimbursed within ten business days of presentment of receipts in support thereof, for all pre-approved reasonable, ordinary and expenses incurred by the Consultant in conjunction with the Consultant’s services to the Client, consistent with the Client’s standard reimbursement policy.
4.	Clawback Provision: Both the Client and the Consultant agree pursuant to this agreement that a clawback event will be triggered upon one of the following event:

•	Consultant refuses, or fails to carry out the aforementioned duties pursuant to this agreement in full

5.	Defense & Indemnification: The Client., in the event of a lawsuit, investigation, or claim will, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Consultant from (i) any and all losses arising out of or resulting from any inaccuracy, misrepresentation or breach or non-fulfillment of any covenant or agreement of the Client., under this Agreement or any document delivered by the Client, to the Consultant in connection herewith, (ii) any and all claims, liabilities, losses or damages related solely and exclusively to statements prepared by, or made by, the Consultant that are either approved in advance by the Client., or entirely based on information provided by the Client, to the Consultant expressly for use in connection with the Services contemplated herein, and (iii) all claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including, without limitation, any legal fees and expenses, incident to any of the foregoing, except in case of the Consultant’s gross negligence, bad faith or willful misconduct with respect thereto (iv the Client, will allow the Consultant to choose legal counsel and legal fees as incurred. Further, based upon information currently available and a reasonable belief, the Consultant represents and warrants that there are no restraints or limitations in it agreeing to the terms of this Agreement, such as non-compete, non-solicitation, non-circumvention, or any similar agreements that might impair its performance of its duties and obligations hereunder.

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  Due Diligence. The Consultant shall have the right to conduct a due diligence review of the Company that demonstrates that the company is suitable for the aforementioned directives in this Agreement. This due diligence review may include consultation with the Company’s executive management team. The Consultant shall have the right to terminate this Agreement if the Consultant determines in its sole discretion that there is any material and noncurable due diligence issue.

7. Non-circumvent. The Consultant and the Client, mutually agree that no effort will be made to circumvent the terms of this Agreement in an attempt to gain commissions, fees, remuneration, or considerations to the benefit of either of the signatories to this Agreement while excluding equal or other agreed-to benefits to the other party while this Agreement is in effect.

8. No Assignment. The rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the parties hereto (including any person with which the either party respectively may merge or consolidate) and upon their respective heirs, executors and personal representatives. This Agreement is otherwise non-assignable by either party without the prior written consent of the other party.

9. Notices. Any notices to be given hereunder by either party to the other may be given either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested and shall be addressed to the parties at the addresses provided by the other, but each party may change the address by written notice in accordance with the paragraph. Notices delivered personally will be deemed communicated as of two (2) business days after mailing.

10. Severability. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

11. Governing Law. This Agreement shall be interpreted under, and governed by, the laws of the State of California, without giving effect to the principles of conflicts of laws thereof.

12. Counterparts. This Agreement may be executed by the parties hereto in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed to be an original, but all such counterparts shall constitute a single instrument.

13. Survival. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of the parties hereto, shall inure to the benefit of the legal representatives, successors and assigns of beneficiary party thereto.

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If the foregoing correctly sets forth the understanding and agreement between Evans Brewing Company Inc., and Tech Associates, Inc please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date hereof.

Evans Brewing Company Inc.

By: _/s/ Michael J Rapport

The Michael J Rapport Trust

Trustee

I hereby acknowledge receipt of this Agreement and sign below signifying our full acceptance to the terms and conditions hereof:

Richard Chiang

By: _/s/ Richard Chiang

Tech Associates, Inc

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